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EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

     AGREEMENT made as of the first day of November, 1996 by and between MIKE'S ORIGINAL, INC., a Delaware corporation (hereinafter the "Company") and Martin Weiss, residing at 12 Crest Hill Drive, Oak Ridge, New Jersey 07438 (hereinafter called the "Employee").

                        W I T N E S S E T H:

     WHEREAS, the Company and the Employee desire to enter into an Employment Agreement relating to the Company's employment of the Employee; and

     WHEREAS, this Agreement is intended to supersede and replace all prior agreements, understandings and arrangements between the Company and the Employee relating to such employment.

     NOW, THEREFORE, it is agreed as follows:

     1. Retention of Services. The Company hereby retains the services of Employee, and Employee agrees to furnish such services, upon the terms and conditions hereinafter set forth.

     2. Term. Subject to earlier termination on the terms and conditions hereinafter provided, and further subject to certain provisions hereof which survive the term hereof, the term of this Agreement shall be the earlier of (i) February 28, 1998 or (ii) one (1) year after the date on which the Company completes an initial public offering (the "IPO") of its capital stock.

     3. Duties and Extent of Services During Period of Employment. During the term of employment, Employee shall be an officer of the Company. In such capacity, Employee agrees that he shall serve the Company under the direction of the Board of Directors of the Company to the best of his ability, shall perform all duties incident to his offices on behalf of the Company and shall perform such other duties as may from time to time be assigned to him by the Board of Directors of the Company. Employee shall also serve in similar capacities of such of the subsidiary corporations of the Company as may be selected by the Board of Directors and shall be entitled to such additional compensation therefor as may be determined by the Board of Directors of the Company. Notwithstanding the foregoing, it is understood and agreed that during the term hereof Employee shall be responsible for the sales and marketing operations of the Company and that the duties of Employee during the period of active employment shall not be inconsistent therewith or with (i) his position and title as a Vice-President; or (ii) with those duties ordinarily performed by a Vice-President. The Company shall not require Employee to be employed in any location other than Nassau County, New York, unless he consents in writing to such location.

     4. Remuneration. During the period of employment, Employee shall be entitled to receive the following compensation for his services:

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     (a) The Company  shall pay to Employee a salary at the rate of $100,000 per annum, payable in equal bi-weekly installments, or in such other manner as shall be agreeable to the Company and Employee.

     (b) Not later than ninety (90) days after the end of each fiscal year of the Company, so long as the Company has had net operating income before income taxes and extraordinary items ("Pre-Tax Income") for such immediately preceding fiscal year, as reported on the Company's audited annual financial statements, the Company shall pay to Employee, as incentive compensation, an amount equal to three percent (3%) of the Company's Pre-Tax Income for such immediately preceding fiscal year. The Company agrees to furnish to Employee a copy of such financial statements not later than ninety (90) days after the end of each fiscal year of the Company during the term hereof.

     5. Employee Benefits; Expenses.

     (a) During the period of employment, the Company may provide at its expense, life insurance to Employee in the face amount of up to $1,000,000 with the Company as beneficiary.

     (b) During the period of employment, Employee shall be eligible to participate in the Company's stock option plans, stock purchase plans or other employee incentive plans (including without limitation its 1995 Long-Term Incentive Plan and 1996 Non-Qualified Stock Option Plan) to the extent determined in the sole discretion of the Board of Directors of the Company or a committee thereof.

     (c) During the period of employment, Employee shall be furnished with office space and facilities commensurate with his position and adequate for the performance of his duties; he shall be provided with the perquisites customarily associated with the position of Vice President of the Company; and he shall be entitled to regular vacations during each year of three weeks in the aggregate.

     (d) It is contemplated that during the period of employment, Employee may be required to incur out-of-pocket expenses in connection with the performance of his services hereunder, including expenses incurred for travel and business entertainment. Accordingly, the Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in the performance of his duties hereunder upon submission of reasonable documentation therefore in accordance with the Company's policies. Notwithstanding and in addition to the foregoing, in recognition that Employee will be required during the term of this Agreement to do a considerable amount of driving in connection with his services hereunder, the Company shall also provide Employee with an automobile allowance of $400 per month, and shall reimburse the Employee for all expenses relating to gasoline and automobile insurance, throughout the term of this Agreement.

     (e) All benefits to Employee specifically provided for herein shall be in addition to, and shall not diminish, (i) such other benefits and/or compensation as may hereafter be granted to or afforded to Employee by the Board of Directors of the Company, or (ii) any rights which Employee may have or may acquire under

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any  hospitalization,   life  insurance,   pension,  profit  sharing,  incentive
compensation or other present or future employee benefit plan or plans of the Company.

     6. Disability. If Employee, during the period of employment, becomes unable for three consecutive months or more, or any 180 days in any twelve-month period, due to ill health or other physical or mental incapacity, to perform his services hereunder, the Company may thereafter, upon at least 45 days' written notice to Employee, place him on disability status. After such action by the Company, Employee shall continue to receive one-half (1/2) of the sum of the last salary paid to Employee under Section 4(a) hereof and any increment thereto payable under Section 4(b) hereof until the end of the period of employment or until his disability ends.

     7. Confidential Information.

     (a) In the course of Employee's employment by the Company, Employee will have access to and possession of valuable and important confidential or proprietary data or information of the Company and its operations. Employee will not during Employee's employment by the Company or at any time thereafter divulge or communicate to any person nor shall Employee direct any Company employee, representative or agent to divulge or communicate to any person or entity (other than to a person or entity bound by confidentiality obligations similar to those contained herein and other than as necessary in performing Employee's duties hereunder) or use to the detriment of the Company or for the benefit of any other person or entity, any of such confidential or proprietary data or information or make or remove any copies thereof, whether or not marked or otherwise identified as "confidential" or "secret." Employee shall take all reasonable precautions in handling the confidential or proprietary data or information within the Company to a strict need-to-know basis and shall comply with any and all security systems and measures adopted from time to time by the Company to protect the confidentiality of confidential or proprietary data or information.

     (b) The term "confidential or proprietary data or information" as used in this Agreement shall mean information not generally available to the public, including, without limitation, all database information, personnel information, financial information, customer lists, supplier lists, trade secrets, patented or proprietary information, forms, information regarding operations, systems, services, know how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data.

     (c) Employee will at all times promptly disclose to the Company in such form and manner as the Company may reasonably require, any inventions, improvements or procedural or methodological innovations, programs, methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trademarked, copyrighted or patented) conceived or developed or created by Employee during or in connection with Employee's employment hereunder and which relate to the business of the Company ("Intellectual Property"). Employee agrees that all such Intellectual Property (including, without limitation, "Mike's Original, Inc. ", "Gramwich ", "Graham

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Cracker Delight ", "Strawberry Fantasy " and "Chocolate Tidbits "), shall be the sole property of the Company. Employee further agrees that Employee will execute such instruments and perform such acts as may reasonably be requested by the Company to transfer to and perfect in the Company all legally protectable rights in such Intellectual Property.

     (d) All written materials, records and documents made by Employee or coming into Employee's possession during Employee's employment by the Company concerning any products, processes or equipment manufactured, used, developed, investigated, purchased, sold or considered by the Company or otherwise concerning the business or affairs of the Company shall be the sole property of the Company, and upon termination of Employee's employment by the Company, or upon request of the Company during Employee's employment by the Company, Employee shall promptly deliver the same to the Company. In addition, upon termination of Employee's employment by the Company, Employee will deliver to the Company all other Company property in Employee's possession or under Employee's control, including, but not limited to, financial statements, marketing and sales data, customer and supplier lists, database information and other documents, and any Company credit cards.

     (e) The provisions of this Section 7 shall survive the termination of this Employment Agreement.

     8. Non-Competition.

     (a) During the term of this Agreement and for one year thereafter (subject to clause (b) of this Section 8, the "Restricted Period"), the Employee shall not, without the written consent of the Company, directly or indirectly,

          (i) become associated with, render services to, invest in, represent, advise or otherwise participate in as an officer, employee, director, stockholder, partner, promoter, agent of, consultant for or otherwise, any business which is conducted in any of the jurisdictions in which the Company's business is conducted and which is competitive with the business in which the Company is engaged or plans to be engaged at the time Employees' employment by the Company ceased; provided, however, that nothing contained herein will prevent Employee from owning less than five percent (5%) of any class of equity or debt securities listed on a national securities exchange or traded in any established over-the-counter securities market, so long as such involvement with the issuer of any such securities is solely that of a passive investor;

          (ii) for your own account or for the account of any other person or entity (A) interfere with the Company's relationship with any of its suppliers, customers, representatives or agents or (B) transact any business with any customer or supplier of the Company which transacts or has transacted business with the Company at any time during the term of this Agreement; or

          (iii) employ or otherwise engage, or solicit, entice or induce on behalf of yourself or any other person or entity, the services, retention or employment of any person who has been an employee, sales representative, consultant to or agent of the Company within one year of the date of such offer or solicitation.

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     (b) In the event that the  Employee  terminates  his  employment  hereunder after a breach hereof by the Company, or if the Company terminates the Employee's employment hereunder other than for cause (as defined in Section 9(a) hereof), the covenant contained in Section 8(a) hereof shall extend for a period of one year beyond the termination of the Employee's employment only if the Company shall pay to the Employee with respect to such period an amount equal to the annual compensation otherwise provided for hereunder with respect to the immediately preceding year during the term hereof. This Section 8(b) shall be of no effect, and the Employee shall be subject to the restrictive covenant contained in Section 8(a) hereof without the Company being obligated to make the payments referred to in the preceding sentence, if the Company terminates its employment of the Employee for cause (as defined in Section 9(a) hereof) or if the Employee terminates his employment hereunder in the absence of a breach hereof by the Company.

     (c) The parties hereto intend that the covenants contained in this Section 8 shall be deemed a series of separate covenants for each country, state, county and city. If, in any judicial proceeding, a court shall refuse to enforce all the separate covenants deemed included in this Section 8 because, taken together, they cover too extensive a geographic area, the parties intend that those of such covenants (taken in order of the cities, counties, states and countries therein which are lease populous) which if eliminated would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this
Section 8.

     (d) With respect to the covenants contained in Sections 7 and 8 of this Agreement, Employee agrees that any remedy at law for any breach or threatened or attempted breach of such covenants may be inadequate and that the Company shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder or any other relief a court might award without the necessity of showing any actual damage or irreparable harm or the posting of any bond or furnishing of other security.

     9. Termination.

     (a) The Company and Employee agree that Employee's services hereunder may be terminated for "cause" by the Company only (i) for an act of fraud or embezzlement adversely affecting the financial interest of the Company, (ii) in the event that the Company places Employee on disability status pursuant to
Section 6 hereof more than once during the term hereof, (iii) in the event of a conviction of the Employee for any felony, (iv) in the event of material breach without cure by the Employee of this Agreement after the expiration of any applicable grace period, or (v) in the event of any willful breach by the Employee of this Agreement.

     (b) If the Company terminates Employee's employment hereunder for any reason other than for "cause" as set forth in Section 9(a) hereof, Employee's compensation shall be paid to him as provided hereunder for the greater of the
(i) remainder of the term of this Agreement or (ii) one year. If the Company terminates Employee's employment hereunder for "cause" as set forth in Section 9(a) hereof, Employee shall not be entitled to receive any further compensation hereunder which has not already been earned pursuant to the terms hereof. Employee shall have no duty to mitigate the Company's damages hereunder; provided, that there shall be deducted from the amounts payable by the Company hereunder an amount equal to any compensation earned by Employee from other employment subsequent to such termination of his employment hereunder. Employee and the Company acknowledge that the foregoing provisions of this paragraph 9(b) are reasonable and are based upon the facts and circumstances of the parties at the time of entering into this Agreement, and with due regard to future expectations.

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     10. Consolidation or Merger. In the event of any consolidation or merger of the Company into or with any other corporation during the term of this Agreement, or the sale of all or substantially all of the assets of the Company to another corporation, person or entity during the term of this Agreement, such successor corporation shall assume this Agreement and become obligated to perform all of the terms and provisions hereof applicable to the Company, and Employee's obligations hereunder shall continue in favor of such successor corporation.

     11. Notices. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company in writing and delivered or mailed by certified or registered mail to its offices at 131 Jericho Turnpike, Jericho, New York 11753, or such other address as the Company may hereafter designate, with a copy to David H. Lieberman, Esq., Blau, Kramer, Wactlar & Lieberman, P.C., 100 Jericho Quadrangle, Jericho, New York 11753. Any notice to be given to Employee hereunder shall be delivered or mailed by certified or registered mail to him at: 12 Crest Hill Drive, Oak Ridge, New Jersey 07438, or such other address as he may hereafter designate.

     12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and unless clearly inapplicable, all references herein to the Company shall be deemed to include any such successor. In addition, this Agreement shall be binding upon and inure to the benefit of the Employee and his heirs, executors, legal representatives and assigns; provided, however, that the obligations of Employee hereunder may not be delegated without the prior written approval of the Board of Directors of the Company.

     13. Amendments. This Agreement may not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto.

     14. Prior Agreements Superseded. This Agreement supersedes any employment or consulting agreements, oral or written, entered into between Employee and the Company prior to the date of this Agreement.

     15. Change of Control.

     (a) In the event there shall be a change in the present control of the Company, as hereinafter defined, and the Employee's working conditions as contemplated hereby shall have been adversely affected as a result thereof, Employee shall have the option, exercisable within six (6) months of his becoming aware of such event, to terminate this Agreement forthwith. Upon such termination, Employee shall have the right to immediately receive as a lump sum payment an amount equal to three times the total compensation paid to Employee during the immediately preceding fiscal year of the Company, less $1.00.

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     (b) For purposes of this Agreement,  a change in the present control of the
Company shall mean:

          (i) if any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company or any "person" who on the date of this Agreement is a director or officer of the Company, becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) of the voting power of the Company's then outstanding securities; or

          (ii) if during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.

     16. Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws.

     17. Acknowledgment. Employee acknowledges that he has carefully read this Agreement and hereby represents and warrants to the Company that Employee's entering into this Agreement, and the obligations and duties undertaken by Employee hereunder, will not conflict with, constitute a breach of or otherwise violate the terms of any other agreement to which Employee is a party and that Employee is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into and perform his obligations under this Agreement.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         MIKE'S ORIGINAL, INC.


                                    By:  /s/ Michael Rosen
                                           Michael Rosen
                                           Chairman, President and
                                           Chief Executive Officer

                                           /s Martin Weiss
                                           Martin Weiss